Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79271) of NovaMed, Inc. of our report dated February 15, 2005, except for Note 2, as to which the date is April 27, 2006, relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois
April 27, 2006